Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Light & Wonder, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share (“Common Stock”)	Other	665,000	$74.5225	$49,557,462.50	0.00014760	$7,314.68
Total Offering Amounts					$49,557,462.50		$7,314.68
Total Fee Offsets							--
Net Fee Due							$7,314.68

(1) This registration statement on Form S-8 is being filed with the Securities and Exchange Commission by Light & Wonder, Inc. (“L&W”) to register 665,000 additional shares of Common Stock issuable upon settlement of restricted stock unit awards originally issued by SciPlay Corporation (“SciPlay”) under the Amended and Restated SciPlay Long-Term Incentive Plan, which converted into Common Stock pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of August 8, 2023, by and among L&W, Bern Merger Sub, Inc., a wholly owned subsidiary of L&W, and SciPlay.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of shares of Common Stock as reported on the Nasdaq Global Select Market on October 19, 2023.